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                                                                  Exhibit 3.2(b)

                                   AMENDMENT
                                    to the
                             AMENDED and RESTATED
                                    BYLAWS
                                      of
                        MODEM MEDIA . POPPE TYSON, INC.

     Pursuant to the resolutions unanimously adopted by the Board of Directors of Modem Media . Poppe Tyson, Inc. on April 25, 2000, Articles 2.9 and 3.4 shall be amended and the following shall be substituted therefore:

I.   The last paragraph of Article 2.9 shall be amended to read as follows:

          "If a quorum is present, the affirmative vote of at least a majority of the voting power of the shares present in person or by proxy at a duly held meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the vote of a different number or a vote by classes is required by law, by the Certificate of Incorporation or by these Bylaws. Notwithstanding the foregoing, directors shall be elected by a plurality of the votes of the shares present in person or by proxy at a duly held meeting of shareholders and entitled to vote on the election of directors."

II.  The second paragraph of Article 3.4 shall be amended to read as follows:

          "Unless otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies on the board of directors may be filled by a majority of the remaining directors, even in less than a quorum, or by a sole remaining director; however, a vacancy created by the removal of a director by the vote of the stock holders or by court order may be filled by a plurality of the votes of the shares present in person or by proxy at a duly held meeting of stock holders and entitled to vote on the election of directors. Each director so elected shall hold office until the next annual meeting of the stockholders and until a successor has been elected and qualified."

     IN WITNESS WHEREOF, this amendment shall be effective as of the date first written above, and shall be filed with minutes of the Company.

                                  By:     /s/ Sloane Levy
                                  Title:  Vice President, General Counsel and
                                          Corporate Secretary